Exhibit 99
Color Kinetics’ Shareholders Adopt Merger Agreement with Philips
Boston, MA — August 22, 2007 — Color Kinetics Incorporated (NASDAQ: CLRK) announced that its shareholders at a special meeting held in Boston, Massachusetts today adopted the merger agreement under which Color Kinetics is to be acquired by Philips Holding USA, Inc., a subsidiary of Koninklijke Philips Electronics, N.V. (NYSE: PHG, AEX: PHI). The merger agreement was announced by Philips and Color Kinetics on June 19, 2007.
Completion of the transaction remains subject to the satisfaction or waiver of other conditions and terms of the merger agreement. The merger is expected to close on or about August 24, 2007.
About Color Kinetics
Color Kinetics Incorporated transforms environments through new, dynamic uses of light. Its award-winning lighting systems and technologies apply the benefits of LEDs as a highly efficient, long lasting, environmentally friendly, and inherently digital source of illumination — reinventing light itself as a highly controllable medium. Color Kinetics also enables widespread adoption of LED lighting through OEM and licensing partnerships in diverse markets. The company is headquartered in Boston, MA with offices in the UK and China. More information is available at http://www.colorkinetics.com.
About Royal Philips Electronics
Royal Philips Electronics of the Netherlands (NYSE: PHG, AEX: PHI) is one of the world’s biggest electronics companies and Europe’s largest, with sales of $37.7 billion (EUR 30.4 billion) in 2005. With activities in the three interlocking domains of healthcare, lifestyle and technology and 158,000 employees in more than 60 countries, it has market leadership positions in medical diagnostic imaging and patient monitoring, color television sets, electric shavers, lighting and silicon system solutions. News from Philips is located at http://www.philips.com/newscenter.
Forward-Looking Statement:
This release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Color Kinetics and the proposed acquisition of Color Kinetics by Philips. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements.
# # #
©2007 Color Kinetics Incorporated. Color Kinetics is a registered trademark and the Color Kinetics logo is a trademark of Color Kinetics Incorporated. All other trademarks mentioned are the property of their respective owners.